UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 19, 2018

MABVAX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37861	93-0987903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11535 Sorrento Valley Rd., Suite 400
San Diego, CA 92121
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 259-9405

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

ITEM 1.01	Entry into a Material Definitive Agreement.

On November 19, 2018, MabVax Therapeutics Holdings, Inc. (“MabVax” or the “Company”) entered into an Equity Purchase Agreement with Triton Funds LP, an institutional investor (“Triton”), pursuant to which Triton will, subject to the terms of the Equity Purchase Agreement, purchase up to $1 million of the Company’s to be designated 0% Series P Convertible Preferred Stock (such stock, the “Series P Preferred”). Pursuant to the terms of the Equity Purchase Agreement, the Company has the right, but not the obligation, to direct Triton to purchase a number of shares of Series P Preferred (the “Put Shares”) at a price per share equal to the stated value of $100.00 per share. The Put Shares are convertible into common stock at the conversion rate of $100 divided by an amount equal to 75% times the volume-weighted average price of the Company’s common stock measured for the five-business day period ending on the business day prior to the Company receiving a conversion notice (the “Conversation Rate”). The Company may direct Triton to purchase Put Shares at any time on or after the date of effectiveness of a registration statement registering the shares of common stock issuable upon conversion of the Put Shares, subject to a maximum of $300,000 for the initial purchase and terms providing the Company may not direct Triton to purchase Put Shares during the 30 day period immediately following delivery of the initial purchase notice. The Equity Purchase Agreement will terminate on the earlier of (i) the date on which Triton has purchased Put Shares with an aggregate purchase price of $1.0 million or (ii) 90 days after the effectiveness of a registration statement registering the shares of common stock underlying the Put Shares.

On November 19, 2018 and in connection with the Equity Purchase Agreement, the Company also entered into a Registration Rights Agreement with Triton pursuant to which the Company agreed to file a registration statement registering for resale the Commitment Shares (defined below) and the shares of common stock issuable upon conversion of the Put Shares. The Company intends on filing a registration statement on Form S-1 in connection with its obligations pursuant to the Registration Rights Agreement.

On November 19, 2018 and in connection with the Equity Purchase Agreement, the Company entered into a Share Donation Agreement pursuant to which the Company agreed to issue 175,000 shares of common stock (the “Commitment Shares”) to Triton Funds LLC, manager of Triton, as an inducement to and upon Triton’s execution of the Equity Purchase Agreement.

The Equity Purchase Agreement, Registration Rights Agreement and Share Donation Agreement contain representations, warranties and other provisions customary for transactions of this nature.

In connection with the Equity Purchase Agreement and the issuance of the Put Shares, the Company agreed to file, prior to the issuance of any Put Shares, a Certificate of Designations for the Series P Preferred in the form attached to the Equity Purchase Agreement (the “Series P Certificate of Designations”). Each share of Series P Preferred will be convertible into shares of common stock at the Conversion Rate. This Conversion Rate will be subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The Company is prohibited from effecting the conversion of shares of the Series P Preferred to the extent that, as a result of such conversion, the holder would beneficially own more than 4.99%, in the aggregate, of the issued and outstanding shares of the Company’s common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series P Preferred (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation may be increased by the holder up to, but not exceeding, 9.99%. Each share of Series P Preferred entitles the holder to vote on all matters voted on by holders of common stock. With respect to any such vote, each share of Series P Preferred entitles the holder to cast a number of votes equal to the number of shares of common stock such shares of Series P Preferred Stock are convertible into at such time, but not in excess of the Beneficial Ownership Limitation.

The issuances pursuant to the Equity Purchase Agreement and the Share Donation Agreement are exempt from registration requirements pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D under the Securities Act.

The foregoing descriptions of the Equity Purchase Agreement, Series P Certificate of Designations, Registration Rights Agreement and Share Donation Agreement are subject to and qualified in their entirety by the Equity Purchase Agreement, Form of Series P Certificate of Designations, Registration Rights Agreement and Share Donation Agreement attached as Exhibits 10.1, 10.2, and 10.3, respectively.

ITEM 3.02	Unregistered Sales of Equity Securities.

To the extent required by Item 3.02 of Regulation 8-K, the disclosures set forth in Item 1.01 of this Current Report on Form 8-K are hereby incorporated by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits.

Exhibit No.	Description

10.1	Equity Purchase Agreement with Triton Funds LP

10.2	Registration Rights Agreement

10.3	Share Donation Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MABVAX THERAPEUTICS HOLDINGS, INC.

Dated: November 20, 2018	/s/ J. David Hansen
J. David Hansen
President and Chief Executive Officer